SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Republik Media and Entertainment, LTD., of our report dated September 28, 2010 on our audit of the financial statements of Republik Media and Entertainment, LTD. as of June 30, 2010, and the related statements of operations, stockholders’ equity and cash flows for the years then ended June 30, 2010, and the reference to us under the caption “Experts.”

Seale and Beers, CPAs
Las Vegas, Nevada
9/28/2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351